Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Trinseo S.A. of our report dated March 14, 2014 except for the impact of the reverse stock split described in Note L and Note V as to which the date is May 30, 2014 relating to the consolidated financial statements and financial statement schedule of Trinseo S.A., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA 19103

May 30, 2014